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                                   EXHIBIT 8

                              TROUTMAN SANDERS LLP
                                ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP


                               NATIONSBANK PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                          ATLANTA, GEORGIA 30308-2216
                            TELEPHONE: 404-885-3000
                            FACSIMILE: 404-885-3995
                  INTERNET:  Thomas.Powell@troutmansanders.com

Thomas O. Powell                                                    404-885-3294

                                 [Closing Date]



Bank Corporation of Georgia
4951 Forsyth Road
Macon, Georgia 31203-4099


   Re: Merger of Bank Corporation of Georgia with and into Century South Banks, Inc.



Ladies and Gentlemen:

     We have served as counsel to Century South Banks, Inc. ("CSBI"), a corporation organized and existing under the laws of the State of Georgia, in connection with the execution and delivery of the Agreement and Plan of Merger, dated March 31, 1997, and amended on July 11, 1997 (the "Agreement"), by and between CSBI and Bank Corporation of Georgia ("BCG"). This opinion is delivered pursuant to Section 9.3(d) of the Agreement.

     This opinion letter is limited by, and shall be interpreted in accordance with, the January 1, 1992 edition of Interpretive Standards Applicable to
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Certain Legal Opinions to Third Parties in Corporate Transactions, adopted by
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the Legal Opinion Committee of the Corporate and Banking Law Section of the
State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. As a consequence, this opinion letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Interpretive Standards, and this opinion should be read in conjunction therewith. Capitalized terms used in this opinion letter and not otherwise defined herein shall have meanings assigned to such terms in the Interpretive Standards and the Agreement.

     In rendering this opinion, we have examined the corporate books and records of CSBI and the Registration Statement on Form S-4 filed by CSBI with the Securities and Exchange Commission on August __, 1997, and made such other investigations as we have deemed necessary. In such examinations we have assumed the genuineness of all signatures on all original documents, the conformity to the original documents of all copies submitted to us, and (except where our opinion expressly addresses execution and delivery) the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

     As to questions of fact material to this opinion, we have relied solely upon the representations and warranties as to factual matters contained in certificates and statements of officers of CSBI and certain public officials and upon the accuracy and completeness of the representations and warranties of the parties to the Agreement. We have made no independent investigations with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. CSBI has the corporate power and authority to conduct its business as described in the Proxy Statement included in the Registration Statement and to own and use its Assets.
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     2.  The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of CSBI, or, to our knowledge, any order, arbitration award, judgment, or decree to which CSBI is a party or by which CSBI is bound.

     3. The Agreement has been duly and validly executed and delivered by CSBI and assuming valid authorization, execution and delivery by BCG, constitutes a valid and binding agreement of CSBI enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

     4. The shares of the $1.00 par value common stock of CSBI to be issued to the shareholders of BCG upon consummation of the Merger have been registered under the Securities Act of 1933, as amended, and when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

     We hereby confirm to you that CSBI is a corporation validly existing under the laws of the State of Georgia. The foregoing statement is based solely upon a certificate provided by the Georgia Secretary of State dated _______________ _____________, 1997 and is limited to the meaning ascribed to such certificate by the Georgia Secretary of State.

     We are admitted to practice law in the State of Georgia only and do not hold ourselves out as being experts on the law of any other jurisdiction.

     This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.


                                 Sincerely,


                                 /s/ Thomas O. Powell
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                                 Thomas O. Powell

cc:  James A. Faulkner, President
     Richard R. Cheatham, Esquire

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